PRESS RELEASE

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FOR IMMEDIATE RELEASE                         SUFFOLK [LOGO] BANCORP

Contact:  Douglas Ian Shaw                      6 West Second Street
          Corporate Secretary                   Riverhead, NY 11901
          (631) 727-5667           (631) 727-5667 (Voice) - (631) 727-3214 (FAX)
                                             invest@suffolkbancorp.com

               SUFFOLK BANCORP ELECTS JAMES E. DANOWSKI DIRECTOR

      Riverhead, New York, June 25, 2002, - Suffolk Bancorp (NASDAQ - SUBK) announced that the Board of Directors, at its regular meeting on June 24, 2002, has elected James E. Danowski, CPA, as a Director of Suffolk Bancorp and its banking subsidiary, The Suffolk County National Bank ("SCNB"). He assumed his duties at the time of his election.

                                                                         [PHOTO]

      Edward J. Merz, Chairman of the Board, commented, "As the veteran of more than a quarter century at Suffolk Bancorp and its predecessor, The Suffolk County National Bank, I am gratified to welcome another member to the new generation of our company's leadership. Tempered by the long experience and institutional knowledge of long-term directors like myself, Mr. Danowski will add fresh perspective and new ideas to our deliberations." President and Chief Executive Officer, Thomas S. Kohlmann, added, "As an experienced certified public accountant, Mr. Danowski's election further deepens the financial sophistication of our Board. This is no small consideration as scrutiny of the financial statements of publicly held companies grows ever more intense. He is also well known and respected throughout our market, and will guide us well as we develop new business in commercial lending, private banking, and trusts and estates."

      Mr. Danowski has been a partner in the accounting firm, Coughlin, Foundotos, Cullen, & Danowski, L.L.P., since 1982. He has been affiliated with the firm, located in Port Jefferson, New York, since 1977. Taxes are his area of expertise, and he has earned the AICPA Achievement Certificate for tax planning and advising closely held companies. Mr. Danowski is an alumnus of Earl L. Vandermeulen High School in Port Jefferson, New York, and of Dowling College in Oakdale, New York. He is a past Board member of the Visiting Nurse Services, Inc. and serves on the Mather Memorial Hospital Leadership Council. He lives in Wading River, New York, with his wife, Jeanne. They have two sons.

      Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through The Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. "SCNB" is Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, The Suffolk County National Bank is the second largest independent bank headquartered on Long Island, with 28 offices in Suffolk County, New York.

      Safe Harbor Statement pursuant to the Private Securities Litigation
                               Reform Act of 1995

      This press release may include statements which look to the future. These can include remarks about Suffolk Bancorp, the banking industry, and the economy in general. These remarks are based on current plans and expectations. They are subject, however, to a variety of uncertainties that could cause future results to vary materially from Suffolk's historical performance, or from current expectations. Factors affecting Suffolk Bancorp include particularly, but are not limited to: changes in interest rates; increases or decreases in retail and commercial economic activity in Suffolk's market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; and changes in government regulations.

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